                                                                   EXHIBIT 10.22

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

                                 (JOHN C. PLANT)

                  EMPLOYMENT AGREEMENT (the "Agreement") dated February 6, 2003 by and between TRW Automotive Acquisition Corp. (the "Company"), TRW Limited
("Limited") and John C. Plant ("Executive").

                  WHEREAS, Northrop Grumman Corporation and BCP Acquisition
Company L.L.C. ("BCP") have entered into a Master Purchase Agreement, dated as of November 18, 2002 (the "Purchase Agreement") pursuant to which, after giving effect to the transactions contemplated by the Purchase Agreement, the Company will be a subsidiary of BCP or one of its affiliates;

                  WHEREAS, Executive is currently employed by the business to be acquired by the Company pursuant to the Purchase Agreement (the "Business") and has entered into a service agreement dated April 17, 1997 between Executive and
Lucas Limited and LucasVarity plc (and their successors, LucasVarity Limited and
TRW, Inc.) (as amended, the "Prior Employment Agreement") and the Company,
Limited and BCP desire that Executive continue to be employed by the Business and to enter into this Agreement embodying the terms of Executive's employment;

                  WHEREAS, Executive desires to continue to be employed by the
Business and to enter into this Agreement;

                  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1. Effectiveness; Term of Employment.

                       a. Effectiveness. This Agreement shall constitute a
binding agreement between the parties as of the date hereof; provided, that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the Closing Date (as defined in the Purchase Agreement (such date being hereinafter referred to as the
"Effective Date")). In the event the Purchase Agreement is terminated for any reason without the Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party.

                       b. Executive's term of employment by the Company and
Limited shall commence on the Effective Date and terminate in accordance with
Section 7 of the Agreement on the terms and subject to the conditions set forth in this Agreement. The period of Executive's employment hereunder is referred to as the "Employment Term."

                  2. Position.

                       a. During the Employment Term, the Company and Limited
shall employ Executive as the Chief Executive Officer and President, TRW
Automotive. In such positions, Executive shall have such duties and authority as shall be determined from time to

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time by the Board of Directors of the Company (the "Board") and will report to the Board. The Executive shall also serve as a member of the Board without additional compensation.

                       b. During the Employment Term, Executive will devote
Executive's full business time and best efforts to the performance of
Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to, or continuing to serve on, any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 8.

                  3. Base Salary. During the Employment Term, Limited shall pay
Executive a base salary at the annual rate of $1,350,000, payable in regular installments in accordance with Limited's usual payment practices. The Board shall annually review Executive's base salary and Executive shall be entitled to such increases (but no decreases), if any, as may be determined in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

                  4. Annual Bonus. With respect to fiscal year 2003 (i.e., the fiscal year commencing January 1, 2003) and each fiscal year during the
Employment Term, Executive shall be eligible to earn an annual bonus award (an
"Annual Bonus") of up to two hundred percent (200%) of Executive's Base Salary
(the "Target Annual Bonus") based upon the achievement of annual net income,
EBITDA and cash flow targets established by the Board within the first three months of each fiscal year during the Employment Term. For fiscal year 2003, the
Annual Bonus will be based on the twelve-month period commencing January 1,
2003. For each fiscal year during the Employment Term, the Annual Bonus will be paid by Limited in accordance with past practice but no later than the 15th of
April of the following year.

                  5. Employee Benefits.

                       a. General. During the Employment Term, Executive shall
be entitled to participate in the Company's employee benefit plans (including medical, disability, 401(k) plan, life insurance and accidental death and dismemberment, but not including severance, bonus, incentive plans and the
Company Pension Plan (as defined below)) as in effect from time to time
(collectively "Employee Benefits"), on the same basis as those benefits are provided to other senior executives of the Company. Without limiting the generality of the foregoing, Executive shall be entitled to participate in the employee benefit programs listed on Schedule 5A annexed hereto.

                       b. TRW Pension Scheme (U.K.). The Company and Limited
will perform the obligations on Schedule 5B with respect to Executive's participation in the Company's U.K.-based Pension Scheme.

                       c. Supplemental Pension. The Company and Limited shall
provide Executive with a supplemental retirement benefit, pursuant to a non-qualified retirement plan established by the Company (the "Nonqualified
Plan"), equal to the excess amount, if any, of (i)

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the pension benefits Executive would be entitled to receive under the U.S.
defined benefit pension plan of the Company (the "Company Pension Plan") based on Executive's Total Compensation (as defined below) and crediting Executive with years of service equal to the years of service credited to Executive for purposes of the Company's UK-based Pension Scheme over (ii) the benefits
Executive is entitled to receive under the U.K.-based Pension Scheme. The
Company shall establish a grantor trust with an independent trustee in order to provide for its obligations under this Section 5(c) that is intended to allow the Executive to avoid immediate taxation, which trust shall be funded on an annual basis. Amounts payable under the Nonqualified Plan shall be paid to
Executive as and when amounts are paid to Executive under the Company's
U.K.-based Pension Scheme. As used in this Agreement, the term "Total
Compensation" means the sum of (x) Executive's base salary received pursuant to
Section 3 for the 12-month period prior to the date of Executive's termination, but no less than $1,350,000 plus (y) the Average Annual Bonus (as defined below). As used in this Agreement, "Average Annual Bonus" means the greater of
(a) $650,000 and (b) the average of the Annual Bonuses earned by Executive with respect to each of the previously completed fiscal years occurring during the
Employment Term (up to a maximum of the three most recently completed fiscal years).

                       d. Retiree Medical Benefits. Following Executive's
termination of employment for any reason, other than by the Company for Cause, the Company and Limited shall provide Executive and Executive's then-current spouse with retiree medical benefits (subject to offset for Medicare or subsequent employment benefit programs) with a defined dollar benefit contribution formula, as described in Section 3.3(a) of the TRW Retiree Select
Medical Plan as it may exist from time to time, based on years of service for the Company and its subsidiaries and predecessors in both the U.S. and U.K. (the
"Retiree Medical Benefits") for the remainder of Executive's and such spouse's lifetime, respectively, at the level in effect for Executive immediately prior to the Closing Date under the TRW Retiree Medical Plan.

                  6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company and Limited in accordance with
Company policies.

                  7. Termination. The Employment Term and Executive's employment hereunder may be terminated by the Company, Limited or Executive at any time and for any reason; provided, that Executive will be required to give the Company and Limited at least 60-days advance written notice of any resignation of
Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                       a. By the Company or Limited For Cause or By Executive
Resignation Without Good Reason.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company or Limited for Cause (as defined below) and shall terminate automatically upon Executive's resignation without
Good Reason (as defined in Section 7(c) (other than during a Window Period, as defined below).

                     (ii) For purposes of this Agreement, "Cause" shall mean (A)
Executive's continued failure to work on a full-time basis and failure substantially to perform Executive's

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duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that it is understood that this
Section 7(a)(ii) shall not permit the Company or Limited to terminate
Executive's employment for Cause because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, Executive in the good faith performance of Executive's duties to the Company, (B) Executive's conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, (C) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder which has been injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (D)
Executive's breach of the provisions of Sections 8 or 9 of this Agreement other than an insignificant breach of Section 9 as reasonably determined by the
Company; provided, however, that no act or omission shall be "willful" (1) to the extent taken by Executive at the direction of the Board or (2) if effected with Executive's reasonable belief that such action or failure to act was in the
Company's best interest. The Company or Limited shall be required to give
Executive written notice of the event(s) constituting Cause for termination for purposes of this Agreement and, in the case of the event described in clauses
(A) or (D) hereof, if curable without additional financial harm to the Company,
Executive shall have 30 days after receipt from the Company or Limited of such notice to cure such event(s) constituting Cause.

                     (iii) If Executive's employment is terminated by the
Company or Limited for Cause, or if Executive resigns without Good Reason (other than during a Window Period), Executive shall be entitled to receive:

                           (A) the Base Salary through the date of termination;

                           (B) any Annual Bonus earned but unpaid as of the date
                  of termination for any previously completed fiscal year;

                           (C) reimbursement for any unreimbursed business
                  expenses properly incurred by Executive in accordance with
                  Company policy prior to the date of Executive's termination;
                  and

                           (D) such employee benefits, if any, as to which
                  Executive may be entitled under the employee benefit plans, programs or arrangements of the Company or its affiliates, including, without limitation, the Nonqualified Plan and
                  Schedule 5B, pursuant to the terms of such plans, programs or arrangements (the amounts described in clauses (A) through (D)
                  hereof being referred to as the "Accrued Rights").

                  Following such termination of Executive's employment by the
Company or Limited for Cause or resignation by Executive without Good Reason
(other than during a Window Period), except as set forth in this Section
7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           b. Disability or Death.

                     (i) The Employment Term and Executive's employment
hereunder shall terminate upon Executive's death and may be terminated by the
Company or Limited if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24)

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consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability").

                     (ii) Upon termination of Executive's employment hereunder
for either Disability or death, Executive or Executive's estate (as the case may
be) shall be entitled to receive:

                           (A) the Accrued Rights; and

                           (B) a pro rata portion of any Annual Bonus, if any,
                  that Executive would have been entitled to receive pursuant to
                  Section 4 hereof for the fiscal year in which such termination occurs based upon the percentage of such fiscal year that
                  shall have elapsed through the date of Executive's termination of employment (the "Pro Rata Bonus"), payable when such Annual
                  Bonus would have otherwise been payable had Executive's
                  employment not terminated.

                  Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii) and Section 5(d),
Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           c. By the Company or Limited Without Cause (Other
than Due to Death or Disability) Prior to a Change in Control or During or
Following the Window Period or Due to Resignation by Executive for Good Reason
Prior to a Change in Control or Following the Window Period.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company or Limited without Cause (other than due to death or Disability) prior to a Change in Control or during or following the Window Period or due to resignation by Executive for Good Reason prior to a
Change in Control or following the Window Period.

                     (ii) For purposes of this Agreement, "Good Reason" shall
mean (A) the failure of the Company to pay or cause to be paid or provide
Executive's Base Salary, Annual Bonus or Employee Benefits when due hereunder,
(B) any requirement that Executive's principal office shall be located other than within the Michigan counties of Wayne, Oakland, Macomb and Wastenshaw, (C)
any adverse change in Executive's reporting relationship, (D) any material diminution for a period of at least 30 days in Executive's authority or responsibilities from those described in Section 2 hereof or (E) the Company's failure to provide to Executive Directors' and Officers' insurance which is comparable to that provided by other companies similar to the Company, as determined in the reasonable business judgment of the Board; provided, that the events described in clauses (A), (B), (C), (D) or (E) of this Section 7(c)(ii)
shall constitute Good Reason only if the Company fails to cure such event within
(1) ten (10) days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clause (A) or (2) thirty (30) days after receipt from Executive of written notice of the event which constitutes
Good Reason pursuant to clauses (B), (C), (D) and (E).

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                  (iii) If (x) Executive's employment is terminated by the
Company or Limited without Cause (other than by reason of death or Disability)
prior to a Change in Control or during, or following, the Window Period or (y)
Executive resigns for Good Reason prior to a Change in Control or following the
Window Period, Executive shall be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company),
              (x) continued payment of the Executive's Base Salary and (y) a monthly payment equal to Executive's Average Annual Bonus (as defined in Section 5(c)) divided by twelve (12), for a period of two (2) years following the date of such termination; provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than
              retirement benefit plans;

                           (C) continued provision of medical, dental, life
              insurance and disability benefit coverage and the Company Vehicle and Club Membership benefits provided in Schedule 5A at the level provided immediately prior to the date of such termination for a period of twenty-four (24) months immediately following the date of such termination (the "Continued Benefits");

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated; and

                           (E) a supplemental retirement benefit equal to the
              excess of (x) the benefit that Executive would have earned under the Company Pension Plan had Executive participated in the Company
              Pension Plan and was credited with years of service equal to the sum of (1) a period of two years following Executive's termination of employment (the "Supplemental Benefit Period") and (2) the years of service credited to Executive for purposes of the
              U.K.-based Pension Scheme (the "U.K. Years of Service") over (y)
              the benefit that Executive would have earned under the Company
              Pension Plan had Executive participated in the Company Pension
              Plan and was credited with years of service equal to the U.K.
              Years of Service. Executive's "Earnings" will be based on the
              "Earnings" as determined under the Company Pension Plan as if
              Executive had participated in the Company Pension Plan and remained in employment with the Company for a period of two years following Executive's termination of employment at the same level of Base Salary as Executive was receiving when Executive's employment terminated (but including Executive's Average Annual
              Bonuses). Subject to Executive's continued compliance with the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), the supplemental benefit shall be paid by the Company to Executive monthly over the two-year period following Executive's termination of employment (the "Supplemental Retirement Benefit").

                     (iv) Notwithstanding any other provision of this Section
7(c), if Executive's employment is terminated prior to a Change in Control (as defined in Section 7(d)(ii)) but after the initial discussions with any "person"
or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the
Exchange Act) regarding a Change in Control (the "Discussion

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Period"), by the Company (i) at the request of such person or group involved in the Change in Control or (ii) without cause but otherwise in connection with or in anticipation of a Change in Control and such Change in Control subsequently occurs or if Executive resigns with Good Reason during the Discussion Period and such Change in Control subsequently occurs then, Executive shall also be entitled to (x) the payment of an amount equal to that provided in Section
7(d)(iv)(B)(2) as if Executive was terminated as of the consummation of such
Change in Control and (y) the payment of the unpaid severance in Section
7(c)(iii)(B), as soon as practicable, but in no event later than ten (10) days following such Change in Control.

                  Following Executive's termination of employment by the Company or Limited without Cause (other than by reason of Executive's death or
Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c)(iii) and Section 5(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           d. By the Company Without Cause (Other than Due to
Death or Disability) Following a Change in Control but Prior to the Window
Period or Due to Resignation by Executive (x) During the Window Period for any
reason or (y) for Good Reason Following a Change in Control but Prior to the
Window Period.

                     (i) The Employment Term and Executive's employment
hereunder may be terminated (x) by the Company without Cause (other than due to death or Disability) following a Change in Control but prior to the Window
Period (as defined below) or (y) due to resignation by Executive (A) for any reason during the 60-day period commencing on the first anniversary of a Change in Control (the "Window Period"); provided, that Executive has given the Company written notice thereof prior to the expiration of such 60-day period or (B) for
Good Reason following a Change in Control but prior to the Window Period.

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                     (ii) For purposes of this Agreement, "Change in Control"
shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of TRW Automotive
Holdings Corp. ("Holdings") or the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Automotive Investors L.L.C. ("AI") or any of its Affiliates (as defined below), (B) any person or group, other than AI or any of its Affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the
Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or the Company, including by way of merger, consolidation or otherwise and AI or any of its Affiliates cease to control the Board of Directors of Holdings (the "Holdings Board") or the Board
or (C) any one or series of related transactions after which any "person" or
"group" (as defined above) (i) has, directly or indirectly, through any method or means, more voting power in Holdings or the Company than AI or any of its
Affiliates or (ii) has the ability, directly or indirectly, through any method or means, to elect more members of the Holdings Board or the Board than AI or any of its Affiliates. For purposes of this Section 7(d)(ii), the term
"Affiliate" means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with AI. For purposes of this definition, "control" (including, with correlative meanings, the terms
"controlling," "controlled by" and "under common control with") as used with respect to AI, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of AI, whether through the ownership of voting securities, by agreement or otherwise.

                     (iii) If Executive resigns during the Window Period
following a Change in Control pursuant to Section 7(d)(i) above, Executive shall be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), a lump-sum payment, payable as soon as practicable, but in no event later than ten (10) business days, following such termination of employment, equal to the sum of two (2) times the sum of (x)
              Executive's Base Salary and (y) Executive's Average Annual Bonus;
              provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

                           (C) the Continued Benefits;

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated; and

                           (E) the Supplemental Retirement Benefit.

                  Following Executive's resignation during the Window Period pursuant to Section 7(d)(i), except as set forth in this Section 7(d)(iii) and
Section 5(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                     (iv) If Executive is terminated by the Company or Limited
without Cause (other than due to death or Disability) or resigns for Good
Reason, in each case, following a

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Change in Control but prior to the Window Period, pursuant to Section 7(d)(i)
above, Executive will be entitled to receive:

                           (A) the Accrued Rights;

                           (B) subject to Executive's continued compliance with
              the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), a lump-sum payment, payable as soon as practicable, but in no event later than ten (10) business days, following such termination of employment, equal to the sum of (1) two (2) times the sum of (x)
              Executive's Base Salary and (y) Executive's Average Annual Bonus
              plus (2) the product of (I) the sum of (x) and (y) multiplied by
              (II) a fraction, the numerator of which is the number of months from the date of Executive's termination of employment until the first anniversary of the Change in Control and the denominator of which is twelve (12); provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

                           (C) the Continued Benefits;

                           (D) the Pro Rata Bonus, payable when such bonus would
              have otherwise been payable had Executive's employment not terminated; and

                           (E) the Supplemental Retirement Benefit.

                  Following Executive's termination by the Company or Limited without Cause (other than due to death or Disability) or Executive's resignation for Good Reason, in each case, following a Change in Control but prior to the
Window Period pursuant to Section 7(d)(i) above, except as set forth in this
Section 7(d)(iv) and Section 5(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           e. Notice of Termination. Any purported termination
of employment by the Company, Limited or by Executive (other than due to
Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this
Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                           f. Board/Committee Resignation. Upon termination of
Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

                  8. Non-Competition.

                           a. Executive acknowledges and recognizes the highly
competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

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                  (i) During the Employment Term and, for a period of two (2)
years following the date Executive ceases to be employed by the Company (the
"Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly solicit or assist in soliciting in competition with a Competitive Business (as defined in Section
8(a)(ii)(A)), other than solicitation or assistance on behalf of a Permitted
Competitive Employer (as defined in Section 8(a)(ii)(E)), the business of any client or prospective client:

                           (A) with whom Executive had personal contact or
              dealings on behalf of the Company during the one year period preceding Executive's termination of employment;

                           (B) with whom employees reporting to Executive have
              had personal contact or dealings on behalf of the Company during the one year immediately preceding Executive's termination of employment; or

                           (C) for whom Executive had direct or indirect
              responsibility during the one year immediately preceding
              Executive's termination of employment.

                     (ii) During the Restricted Period, Executive will not
directly or indirectly:

                           (A) engage in any business that competes with any
              business of the Company or its subsidiaries that represents at least 10% of the consolidated revenues of the Company and its subsidiaries in any geographic area (including, without
              limitation, any business which the Company or its subsidiaries have specific plans to conduct in the future and as to which
              Executive is aware of such planning) (a "Competitive Business");

                           (B) enter the employ of, or render any services to,
              any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

                           (C) acquire a financial interest in, or otherwise
              become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

                           (D) act to discourage, or attempt to discourage,
              business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its
              affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

                           (E) Notwithstanding the foregoing, this Section
              8(a)(ii) shall not preclude Executive from entering the employ of, rendering services to, acquiring a financial interest in, or otherwise becoming actively involved in, any Person (a "Permitted
              Competitive Employer") which engages in a Competitive Business if the gross revenues of all such Competitive Businesses of such
              Permitted Competitive Employer and its affiliates for the most recently completed fiscal year of the Permitted Competitive
              Employer did not equal or exceed $500,000,000

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                     (iii) Notwithstanding anything to the contrary in this
Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

                     (iv) During the Restricted Period, Executive will not,
whether on Executive's own behalf or on behalf of or in conjunction with any
Person, directly or indirectly (except to the extent any current or former employees described below are retained through general public advertisement):

                           (A) solicit or encourage any employee of the Company
              or its affiliates to leave the employment of the Company or its affiliates; or

                           (B) hire any such employee who was employed by the
              Company or its affiliates as of the date of Executive's
              termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

                           b. It is expressly understood and agreed that
although Executive, the Company and Limited consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against
Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  9. Confidentiality; Intellectual Property.

                           a. Confidentiality.

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                  (i) Executive will not at any time (whether during or after
Executive's employment with the Company and Limited) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board. Notwithstanding anything in this Agreement to the contrary, Executive may disclose Confidential Information to customers, suppliers, insurers, lenders, investors and other parties in the performance of his duties hereunder, provided that Executive reasonably believes such disclosure to be in the best interests of the Company

                  (ii) "Confidential Information" shall not include any
information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to
Executive by a third party without breach of any confidentiality obligation; or
(c) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. This Section 9(a)(ii) shall not be construed to preclude Executive from using his acquired knowledge, experience and expertise gained during the Employment Term in any subsequent employment, provided that such use does not include the disclosure or other use in any manner of Confidential Information.

                  (iii) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Sections 8 and
9 of this Agreement provided they agree to maintain the confidentiality of such terms.

                  (iv) Upon termination of Executive's employment with the
Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes,

                                                                              13

notebooks and diaries that do not contain any Confidential Information; and
(z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

                           b. Intellectual Property.

                     (i) If Executive has created, invented, designed,
developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials)
("Works"), either alone or with third parties, prior to Executive's employment by the Company and Limited, that are relevant to or implicated by such employment ("Prior Works"), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company's current and future business. A list of all such material Works as of the date hereof is attached hereto as Exhibit A.

                     (ii) If Executive creates, invents, designs, develops,
contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and Limited and within the scope of such employment and/or with the use of any of the Company resources
("Company Works"), Executive shall promptly and fully disclose same to the
Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company or Limited.

                     (iii) Executive shall take all requested actions and
execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

                     (iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.
Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may

                                                                              14

amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

                     (v) The provisions of Section 9 shall survive the
termination of Executive's employment for any reason.

                  10. Specific Performance. Executive acknowledges and agrees that the Company's and Limited's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  11. Gross-Up.

                           a. In the event it shall be determined that any
payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto)
and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the
Payments.

                           b. All determinations required to be made under this
Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers or such other nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided, that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive's residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the

                                                                              15

Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive (or to the appropriate taxing authority on
Executive's behalf) when due. If the Accounting Firm determines that no Excise
Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and
Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due ("Underpayment"). In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                           c. Executive shall notify the Company in writing of
any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the
Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the
Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the
Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses
(including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, further, that if the Company directs Executive to pay such claim and sue for a refund, the
Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall (to the extent permitted by law) indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be

                                                                              16

entitled to settle or contest, as the case may be, any other issue raised by the
Internal Revenue Service or any other taxing authority.

                           d. If, after the receipt by Executive of an amount
paid or advanced by the Company pursuant to this Section 11, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company's complying with the requirements of Section
11(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 11(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

                  12. Miscellaneous.

                           a. Governing Law. This Agreement shall be governed by
and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                           b. Entire Agreement/Amendments. This Agreement
contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This
Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                           c. No Waiver. The failure of a party to insist upon
strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                           d. Severability. In the event that any one or more of
the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                           e. Assignment. This Agreement, and all of Executive's
rights and duties hereunder, shall not be assignable or delegable by Executive.
Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This
Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

                           f. No Set Off; No Mitigation. The Company's and
Limited's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment of amounts owed by

                                                                              17

Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

                           g. Successors; Binding Agreement. This Agreement
shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                           h. Notice. For the purpose of this Agreement, notices
and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  12025 Tech Center Drive
                  Livonia, MI  48150
                  Attention:  General Counsel

                  If to Limited:

                  Stratford Road
                  Solihul, West Midlands
                  B90 4AX  England
                  Attention:  General Counsel

                  If to Executive:

                  To the most recent address of Executive set forth in the
                  personnel records of the Company.

                           i. Executive Representation. Executive hereby
represents to the Company and Limited that the execution and delivery of this
Agreement by Executive, the Company and Limited and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

                           j. Attorney's Fees. The Company shall pay the
reasonable attorney's fees of the Executive incurred in negotiating this
Agreement, subject to a maximum amount of $25,000. If Executive incurs legal fees and expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall reimburse
Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute.

                                                                              18

                           k. Indemnification. The Company shall indemnify and
hold Executive harmless, to the extent permitted by law, against judgments, claims, losses, damages, fines, amounts paid in settlement and expenses, including attorney's fees (paid quarterly) incurred by Executive, in connection with any action or proceeding (or any appeal from any action or proceeding) with respect to the Company or activities engaged in by Executive in the course of employment with the Company in which Executive is made, or is threatened to be made, a party or a witness. Executive shall also be given the benefit of any directors and officers liability insurance policy that protects other senior executives of the Companies.

                           l. Prior Agreements. This Agreement supercedes all
prior agreements and understandings (including verbal agreements) between
Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates including, without limitation, the Prior Employment Agreement (other than the
Sixth Schedule thereto, which benefits thereunder Executive acknowledges shall be an obligation of Northrop Grumman Corporation and TRW, Inc. and that the
Company and its subsidiaries shall not have any liability with respect thereto).

                           m. Cooperation. Executive shall provide Executive's
reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during
Executive's employment hereunder. This provision shall survive any termination of this Agreement.

                           n. Withholding Taxes. The Company may withhold from
any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                           o. Counterparts. This Agreement may be signed in
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

TRW Automotive Acquisition Corp.              John C. Plant

/s/ Neil P. Simpkins                          /s/ John Plant
-------------------------------                   -------------------------
By: Neil P. Simpkins
Title: President

TRW Limited

/s/ David L. Bialosky
    ----------------------------
By: David L. Bialosky
Title: Attorney-in-Fact

                                    EXHIBIT A

                               LIST OF PRIOR WORKS

                                      None.

                                   SCHEDULE 5A

                                BENEFITS SUMMARY

         Deferred Compensation

         Participants can elect to defer amounts payable under either the Annual
Bonus or Long Term Incentive Plans up to 100% of the respective payouts.
Deferrals under the Plan are unfunded and the Executive's notional account is credited with investment income in accordance with the Executive's investment election. Investment elections mirror those available in the Company's 401(k)
Plan. Payouts can be deferred for either five or ten years or until retirement.
Executive is an unsecured creditor with respect to amounts deferred under this
Plan.

         Pension Scheme (U.K.)

         Continued participation in the Pension Scheme (U.K.) pursuant to the terms of such Plan.

         Benefits Equalization Plan

         A nonqualified benefit plan which allows participants to make-up deferrals, including the Company match, if any, to the Company's 401(k) Plan otherwise unavailable due to limitation under the Internal Revenue Code. The
Plan is unfunded with book investments which mirror those available within the
Company's 401(k) Plan. Executive is an unsecured creditor with respect to amounts deferred under this Plan.

         Company Vehicle

         A Company car allowance during the Employment Term sufficient to lease an automobile with a value of up to $95,000, and all expenses associated with the vehicle, paid for by the Company. Vehicles are turned in every two years.

         Club Membership

         Reimbursement for Executive's membership dues, and related fees and assessments, paid at the Bloomfield Hills Country Club and Birmingham Athletic
Club.

         Financial Planning

         Financial Counseling, including UK and USA tax return preparation, by
AYCO or a provider of Executive's choice, not to exceed $25,000 per year.
Financial counseling through AYCO via their Fast Track Program.

         Executive Life and Medical Insurance

         Life and medical insurance benefits at a level commensurate with that provided to other senior executives of companies comparable to the Company.

                                   SCHEDULE 5B

                                UK PENSION SCHEME

         If the Agreement and Executive's employment with the Company is terminated by the Company or the Executive for any reason,

         (i) The Company will give any necessary consent to:

             (A) the payment of the pension due to the Executive under the provisions of the scheme (on the basis that those consents are given), commencing at a date not earlier than the Executive's fiftieth birthday, which is selected by the Executive and, in particular, to a company requested early retirement right; and

             (B) the exercise by the Executive of any option available under the provisions of the scheme in relation to that pension; and

         (ii) If the date on which the Agreement is terminated shall occur on or before the date on which the Executive becomes eligible for a company requested early retirement right under the rules of the Relevant Pension Scheme as of the date of this Agreement and Executive does not receive the payment under Section
5 of the Sixth Schedule to the Prior Agreement, the Company shall pay or cause to be paid to the Executive a pension benefit equal to the excess of (i) the benefit the Executive would have received under the Relevant Pension Scheme had the Executive continued to be employed by the Company until the date upon which he would have become eligible for a company requested early retirement right and
(ii) the benefit the Executive is entitled to receive under the Relevant Pension
Scheme. Such benefit, if any, will commence at age 50 (August 1, 2003) and will continue until the Executive's death with 50% of the annual payment continuing to the Executive's spouse for her lifetime should he predecease her; and

         (iii) The Company will pay any contribution which may be required by the trustees or managers of the Relevant Pension Scheme for the above purposes.

         For purposes hereof,

              (i) "Relevant Pension Scheme" means the TRW Pension Scheme in the
United Kingdom established by a trust deed dated 30 June 1928 or any successor pension scheme thereto.

              (ii) References to the Executive's pension, options and benefits include the pension, options and benefits to which the Executive's spouse and dependents are contingently entitled under the Relevant Pension Scheme and accordingly references to the Executive include them.